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                                                                    Exhibit 10.1


                        [Mymetics Corporation letterhead]

                                  May 20, 2003

Prabhavathi B. Fernandes, Ph.D.
94 Gallup Road
Princeton, New Jersey 08540

Dear Dr. Fernandes:

         The purpose of this letter (the "AGREEMENT") is to appoint you to the Mymetics Corporation Scientific Advisory Board (the "SAB") and to set forth our understanding regarding your performance of certain additional activities for Mymetics Corporation (the "COMPANY"). The terms and conditions of our relationship are set forth below.

         1.       Engagement.

                  (a) Scientific Advisory Board Activities. You shall be retained by the Company as a member of the SAB. As a member of the SAB, you agree to provide (i) ongoing review and advice concerning the Company's scientific strategy, policies, procedures and refinement of the Company's research activities; (ii) serve as a reference to the Company's potential partners; and (iii) assume and complete such other tasks from time to time as are mutually agreeable to you and the Company. In addition, you agree to meet at least two (2) times per year with one or more of the other members of the SAB at a time and location set by the Company.

                  (b) Additional Activities. You have also agreed to provide certain additional services upon the written request of the Company (the "ADDITIONAL ACTIVITIES") including: (A) assisting the Company in identifying potential strategic partnering opportunities in the area of therapeutic and preventive treatment of AIDS and other retroviral diseases; (B) exploring strategic partnering opportunities for the Company world-wide; and (C) in limited circumstances, assisting in the negotiation of certain strategic partnering arrangements approved by the Company.

         2.       Fees & Expenses.

                  (a) Stock Options. You shall be granted an option to purchase up to 150,000 shares of the Company's Common Stock, $0.01 par value, pursuant to the Company's 2001 Stock Option Plan on the effective date of this Agreement (the "STOCK OPTION"). The exercise price for the Stock Option will be $0.12 per share of Common Stock, which represents the average of the bid and ask price of such shares as of May 1, 2003. The Stock Option shall vest immediately upon the date of this Agreement and subject to the terms and conditions of the Company's 2001 Stock Option Plan and the Stock Option Agreement, copies of which have been forwarded to you under separate cover.

                  (b) Compensation for Additional Activities. In consideration for providing the Additional Activities, the Company will pay you $1,000 per day in cash, which amount shall

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be payable within 30 days of your submission of an invoice to the Company detailing the Additional Activities performed.

                  (c) Expenses. The Company shall reimburse you for your ordinary, necessary, and reasonable business expenses incurred on Company business upon presentation of properly documented expense reports to the Company's Chief Operating Officer, including the your reasonable expenses incurred in attending the annual Interscience Conference on Antimicrobial Agents and Chemotherapy. It is also agreed that you shall be entitled to subscribe to certain publications annually; provided, however, that the annual fees for such subscriptions shall not exceed $400 in the aggregate.

         3. Term. The initial term of this Agreement (the "TERM") shall be one year from the date hereof; provided, however, that your SAB membership may be terminated by the Company at any time (during the initial term or any renewal or extension thereof) by the giving of written notice to you. Notwithstanding any other provisions of this Agreement, this Agreement shall terminate automatically without notice at any time upon the occurrence of: (i) your death or total and permanent disability; (ii) your material breach of this Agreement;
(iii) your conduct which becomes materially injurious to the Company; or (iv) your continuing and unreasonable refusal to substantially perform your duties as a member of the SAB.

         4. Independent Contractor. You understand that you are an independent contractor and not an employee of the Company. You have no authority to obligate or bind the Company by contract or otherwise. You will not be eligible for any employee benefits, and the Company will not make deductions from your fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on you due to activities performed hereunder will be your sole responsibility. You agree to indemnify the Company against and hold it harmless from all damages, costs, and expenses (including attorneys' fees) which the Company may suffer or incur should it be held bound by any writing, speech, action or inaction by you other than those consented to by the Company in writing.

         5. Confidential Information. You agree that you will not reveal (or permit to be revealed) to a third party or use for your own benefit, either during or after the term of this Agreement, without the prior written consent of the Company, any Confidential Information (defined below) pertaining to the business of the Company, its stockholders, subsidiaries or other affiliates (collectively, "AFFILIATES") including but not limited to information about customers, suppliers, employees, financial condition, operations, procedures, know-how, production, distribution, experiments, patents, or other trade secrets obtained while working with the Company or its Affiliates except for information clearly established to be in the public record. For purposes of this Agreement, "Confidential Information" is all information related to any aspect of the business of the Company which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information includes, without limitation, any inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, source codes, mask works, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, lists of names

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or classes of customers or personnel, lists of suppliers, business plans, business opportunities, or financial statements.

         6. Prior Contracts; Assignment of Inventions. Except as disclosed in writing to the Company, (a) there are no other contracts to assign Inventions (defined below) that are now in existence between you and any other person or entity, and (b) no employments, consultancies or undertakings which would restrict or impair your performance of this Agreement. "Inventions" mean any and all inventions, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developments, methods, processes, techniques, improvements, documents, software, graphics, media productions, related know how and other data (whether or not patentable or copyrightable), made, conceived, developed or reduced to practice or which will be made, conceived, developed or reduced to practice by you, alone or in combination with others, either on behalf of the Company under this Agreement, or with the use of or as a result of access to Confidential Information, including but not limited to any derivative work which constitutes an improvement or modification to any tangible form of Confidential Information, such as any formula, design, drawing, or any other product that embodies Confidential Information. Any and all Inventions shall be the property of the Company, and any Inventions which are made by you in performance of you duties under this Agreement, to the maximum extent permitted by law, shall be "works made for hire." You hereby assign and agree to assign to the Company or its designee, without further consideration, your entire right, title, and interest in and to all Inventions, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions made in the HIV and FIV area fusion inhibitor and the gp36 or gp41-derived vaccine areas.

         7. Release. The Company and those acting on its behalf shall have the right, with your permission, to make a public announcement of your appointment and continued service on the SAB and to use, reuse, publish and republish photographic portraits or pictures of you in connection with your name, professional background, experience and position as a member of the SAB.

         8. Noncompetition. You acknowledge the highly competitive nature of the Company's business and that the Company's business is global and not tied to a specific country or territory. You agree that during the Term of this Agreement and for a period of one year thereafter, you will not, directly or indirectly, as a consultant, employee, agent, director, or in any other individual or representative capacity, engage or participate in providing services which require the use or disclosure of Confidential Information of the Company specifically related to HIV and FIV infusion inhibitors and gp36 or gp41-derived vaccines and diagnostic products for the benefit of any actual or potential competitor of the Company.

         9. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s) and (c) attorneys' fees incurred by a party.

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         10.      Injunctive Relief; Consent to Jurisdiction. You acknowledges and agree that damages will not be an adequate remedy in the event of a breach of any of you obligations under this Agreement. You therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. You hereby agree to submits to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania for purposes of any such action.

         11. Miscellaneous. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision. This Agreement embodies the entire agreement between the parties hereto and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations, or communications on behalf of such parties. This Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof. This Agreement is executed in and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. This Agreement shall be changed, waived, discharged, or terminated only by written agreement of both parties hereto. This Agreement shall inure to the benefit of the Company, its successors and assigns.

         Please indicate your acceptance of the foregoing by signing and returning one copy of this Agreement to the undersigned.


MYMETICS CORPORATION


By:  /s/ Michael K. Allio
     -------------------------------------
Name:  Michael K. Allio
Title:  Chairman


Accepted and agreed:

/s/ Prabhavathi B. Fernandes
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Prabhavathi B. Fernandes, Ph.D.